Exhibit 3.1

Execution Version

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OPIANT PHARMACEUTICALS, INC.
ARTICLE 1

NAME
The name of the corporation is Opiant Pharmaceuticals, Inc. (the “Corporation”).
ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III

CORPORATE PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).
ARTICLE IV

CAPITAL STOCK
The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred (100) shares, which shall be shares of common stock with a par value of $0.01 per share.
ARTICLE V

RESERVATION OF RIGHT TO AMEND BY-LAWS
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”) to the fullest extent permitted by the provisions of the DGCL.
ARTICLE VI

ELECTION OF DIRECTORS
The election of directors need not be conducted by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

INDEMNIFICATION; LIMITATION ON LIABILITY
(a)    The Corporation shall, to the fullest extent permitted by, and in accordance with the provisions of, the DGCL, indemnify each director, officer or employee of the Corporation against expenses (including attorneys’ fees), judgments, taxes, fines and amounts paid in settlement, incurred by him or her in connection with, and shall advance expenses (including attorneys’ fees) incurred by him or her in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he or she is, or is threatened to be made, a party by reason of the fact that he or she is or was a director or officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise. Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board or stockholders may reasonably require, by or on behalf of the person seeking indemnification to repay amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized herein.
(b)    The indemnification provided for by this Article VII shall not be deemed exclusive of any other rights to which directors or officers or employees of the Corporation may be entitled under any statute, agreement, by-law or action of the Board or stockholders of the Corporation, or otherwise, and shall continue as to a person who has ceased to be a director or officer or employee of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(c)    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his status as such, whether or not the Corporation would have the power or be obligated to indemnify him or her against such liability under the provisions of this Article VII need not be limited to the power of indemnification of the Corporation under the provisions of Section 145 of the DGCL.
(d)    The Corporation shall indemnify each director, officer or employee of the Corporation who is, or is threatened to be made, a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including actions by or in the right of the Corporation, by reason of the fact that such director, officer or employee is or was serving at the request of the Corporation as a “fiduciary” (as defined by Section 3(21)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) with regard to any employee benefit plan adopted by the Corporation, against expenses (including attorneys’ fees), claims, fines, judgments, taxes, causes of action or liability and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action or proceeding, unless such expense, claim, fine, judgment, taxes, cause of action, liability or amount arose from his or her gross negligence, fraud or willful breach of his or her fiduciary responsibilities under ERISA, except, that with respect to an action by or in the right of the Corporation, indemnification shall be made only against expenses (including attorneys’ fees).
(e)    The Corporation shall advance all expenses (including attorneys’ fees) incurred by any director, officer or employee in defending any such civil, criminal, administrative or investigative action, suit or proceeding pending the final disposition of such action, suit or proceeding, unless (a) the Board, by a majority vote of a quorum consisting of directors who were not or are not parties to the action, suit or proceeding concerned, or (b) the stockholders, determined that under the circumstances the person, by his or her conduct, is not entitled to indemnification because of his or her gross negligence, fraud or willful breach of his or her fiduciary responsibilities under ERISA. Advancement of expenses shall be made upon receipt of an undertaking, with such security, if any, as the Board or stockholders may reasonably require, by or on behalf of the director, officer or employee, to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation as authorized herein.
(f)    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, expect for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives any improper personal benefit. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall be relieved of liability to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this Article VII(f) by the stockholders of the Corporation shall not adversely affect any right of or protection afforded to a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VIII

RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.
[Remainder of page intentionally left blank]
3